Exhibit 99.2
TELULAR CORPORATION, #4329707
TELULAR CORPORATION 3RD QUARTER 2010 EARNINGS CONFERENCE CALL
July 28, 2010, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. And welcome to the Telular Corporation 3rd Quarter 2010 Earnings Conference Call. At this time, all participants are in a listen-only mode. And following the presentation, instructions will be given for the question-and-answer session. Should anyone require assistance on the call today, please press the star, followed by the zero. As a reminder, this conference is being recorded today, July 28, 2010.

At this time, I would now like to turn the conference over to Pam Benke with Telular Corporation. Please go ahead.

Pam Benke:	Thank you, Craig. Good afternoon, ladies and gentlemen, and welcome to Telular
Corporation’s conference call to discuss operating results for the third quarter ended June 30, 2010.

By now everyone should have received a copy of the Company’s press release sent out this afternoon. If you need a copy of the press release, please contact me, Pam Benke, at 678-909-4616.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the Company’s 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

At this point, I would like to turn the call over to Mr. Joe Beatty.

Joe Beatty:	Thanks, Pam. Good afternoon, everyone. Telular has reported very strong profitability for the third quarter of fiscal 2010, driven primarily by the continued growth of our recurring revenue stream and through a conscious effort to contain operating expenses.

Recurring revenue from our Telguard line of business continues to grow each quarter as more security dealers respond to the increasing number of cellular-only households. Although only recently launched, our newest product, the TG-1 Express, is rapidly being adapted by the market. Furthermore, our Telguard Advantage dealer program launched on July 1st is quickly bonding security dealers to Telular and the Telguard offering. We’ve had some key recent customer wins for the TankLink line of business and are starting to install units into these new accounts. As a result, we feel good about the direction of our TankLink business, as well.

I’ll go into more detail on these matters later on the call. Right now let me turn the call over to Jonathan Charak, our CFO, to review the first quarter financials.

Jonathan Charak:	Thank you, Joe. Good afternoon. For the third quarter of 2010, Telular reported revenue of $11 million, down from $12.4 million in the prior year period. The Company also posted net income of $960,000, or $0.06 per share, as compared to $39,000, or $0.00 per share, in the prior year period.

For the third quarter of 2010, net income before non-cash items increased to $1.8 million as compared to $571,000 in the prior year period. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization, and stock-based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating the business.

Recurring service revenue, which includes Telguard and TankLink service revenue, moved sequentially from $6.8 million to $7.1 million, which also represents a 23% increase over total recurring service revenue from the prior year period.

In the third quarter, Telguard service revenue was $6.7 million and Telguard product sales were $2.6 million. We surpassed the mid range of our guidance by selling approximately 16,700 Telguard units this quarter. During the quarter, we activated over 18,000 new subscribers, but we also deactivated a similar number of units, leaving us flat as compared with the last period at approximately 558,000 Telguard subscribers.

The unusually high number of deactivations was the result of an administrative clean-up of the customer database of one of our most significant dealer customers. Of the total deactivations, over 14,500 came from this dealer who discovered that many of its customers had terminated their monitoring service over the past several years but the dealer had not notified Telular to terminate Telguard service for the same customers. We believe this reconciliation process with this dealer will continue during our fourth quarter, which will keep net subscribers flat through another reporting period. However, it’s important to note that this particular dealer has enjoyed lower service pricing due to their high volumes, and our new subscribers are likely to have a higher average revenue per unit, or ARPU, in the units that are being deactivated, resulting in continued growth in service revenue and increasing margins, even if the number of total subscribers remains constant.

We would also like to point out that this customer’s reconciliation process has distorted our previously reported historical churn rates. We have analyzed the recent deactivations and their actual service termination date with the dealer, and we believe that a normalized annual churn rate after this process is completed should be around 7%, which remains well below the security industry norm.

Based on the positive traction we are experiencing with our TG-1 Express product and the Telguard Advantage dealer program, we are able to increase our projection of new Telguard units sold during the fourth quarter to a range of 15 to 25,000. The average selling price per Telguard hardware unit sold in the third quarter increased to $149 from $135 in the second quarter, due primarily to product and customer mix. Telguard’s service ARPU also increased from $3.94 during the second quarter to $3.99 cents during the third quarter. With TankLink, we now have a total of approximately 17,700 monitored tanks and the TankLink service ARPU was $6.75 for the third quarter of 2010.

We remain committed to keeping operating expenses in line with expected revenue, which allows us to maintain an increased profitability. Operating expenses decreased to $4.1 million for the third quarter.

Telular did repurchase approximately 85,000 shares of its common stock on the previously authorized stock buy-back program and still has $4.7 million remaining under the authorized plan. Our balance sheet remains very strong, with cash increasing to $24.6 million and no debt.

Now I’d like to turn the call back to Joe to go into a more detailed discussion of our business and our longer-term growth plans.

Joe Beatty:	Thanks, Jonathan. I’m very pleased with the profitability reported by Telular for the third quarter. Our primary focus continues to be on the growth of our recurring revenue stream, which we were able to achieve once again through the addition of newly activated units for both Telguard and TankLink. This recurring revenue growth came despite lower Telguard unit sales in the quarter.

As part of a concerted effort to increase Telguard market share, we’ve launched several initiatives that are delivering good results in the early stages. First our newest product, the TG-1 Express, was successfully launched during the third quarter and we’ve received very positive feedback from dealers with regard to its smaller size, user installation, and the ability to draw power from a security panel versus a dedicated wall outlet. This product can also serve as a platform due to which we will be able to add new features as they are developed over time.

I’m also encouraged by the early results of our Telguard Advantage Program which was launched July 1st. Telguard Advantage was designed to create dealer loyalty with the Telguard line of products by offering hardware and service discounts that increase as each dealer’s volume of business increases. We already have a substantial number of dealers that have enrolled in the first month of this program, and sales for the month of July are higher than the run rate just prior to initiation of the program. Although it’s too early to assess the long-term impact of these initiatives, the early results have been positive and we have increased our guidance for new Telguard units sold in the fourth quarter.

I’m also encouraged by the activity this quarter related to the TankLink line of business. The sales cycle in many cases continues to be longer than we originally anticipated, but our efforts are beginning to pay off as we assign some customers that can deliver sizeable orders over the next several quarters. We believe our efforts in sourcing parts and improving design has helped to lower the cost of equipment, and we have passed these cost savings on in the form of lower prices. It is our belief that the primary hurdle for mass adoption of tank monitoring and other end-to-end solutions is price. Therefore, our ability to offer lower prices is key to increasing our growth rates in this line of business.

Finally, as we focus on the recurring revenue stream and maximizing shareholder value, our team continues to investigate and assess other end-to-end opportunities. We believe that Telular is very well positioned to take advantage of such opportunities as they present themselves.

In conclusion, we have delivered outstanding profitability during the third quarter, and we expect that our latest marketing efforts and industry tailwinds will continue to grow our recurring revenue stream and help to deliver a strong finish to our fiscal year.

With that, I’d like to turn it over to the Operator to coordinate any questions you might have.

Operator:	Thank you. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you do have a question today, please press the star, followed by the one on your pushbutton telephone. You may also decline from the polling process at any time by pressing the star, followed by the two. As a reminder, if you are using speakerphone equipment, you will need to lift the handset first before making your selection.

Once again, if you do have a question, please press the star, followed by the one at this time. One moment, please, for the first question.

And our first question does come from the line of Ali Motame with Boston Partners. Please go ahead.

Ali Motame:	Hi, guys. Great quarter.

Joe Beatty:	Thanks, Ali.

Ali Motame:	I think G&A was up quite a bit in the quarter. Was there something unusual?

Jonathan Charak:	G&A

Ali Motame:	Was it a reshipping of how you’re putting that stuff in the buckets or no?

Jonathan Charak:	Well, there was some increase in legal costs this quarter due to a case that’s been going on for some time, and we’re hoping to wind that up quickly and possibly this quarter.

Ali Motame:	Okay. So potentially that 200,000 should come in to the bottom line again for us. And then so is this fixed spending rate that we’re looking at something that you would consider a stable base?

Jonathan Charak:	So you’re using is the run rate—would I consider the $0.06 a share a stable base?

Ali Motame:	Yes. I mean, are there any costs, anything that we would—it’s a lot higher than I would have expected, so is there anything that’s there that you would say are costs that maybe we’re—you know, didn’t have this quarter, or are you comfortable with that?

Jonathan Charak:	Well, I want to stay away from creating guidance at the EPS level on the fly, but we’ve talked about the drivers, which we usually do, Telguard unit sales chief among them. You see that our ASP and ARPU went up, and we just mentioned a legal case that we hope goes away.

Ali Motame:	Right.

Jonathan Charak:	So without specifically addressing EPS trends, we certainly feel good about the sustainability of this. And I think we mentioned in our prepared remarks that we’re looking forward to a strong fourth quarter.

Ali Motame:	And now looking at the cancellations—and I missed the first minute or two of remarks, so if I ask twice, sorry. But now looking at the cancellations we’re getting, they’re coming at a much lower ARPU, right? So basically, the large customers canceling stuff. And what is that? A couple of bucks a month, basically?

Jonathan Charak:	It’s probably just about two bucks a month coming out, and anything new going in is substantially higher.

Ali Motame:	And so when we look at this quarter’s 14,000, is that something that you would say we would continue at that pace? Did they start it midway through the quarter? You know? So what is your take on that? Because you said you feel like it’ll wind down within the next couple of quarters, I think?

Joe Beatty:	That really was a full quarter of this activity, and we are expecting another full quarter of that activity. It’s tough for us to exactly gauge their activity because we get deactivation notices typically weekly. They’ve given us some guidance as to the pace and the duration, which is why we’re able to say we think it’ll last another quarter. But we expect it really only to last about another quarter and about at the level it was this quarter.

Ali Motame:	Okay, perfect. Well, thank you so much, and nice job again.

Joe Beatty:	All right, Ali. Thanks.

Ali Motame:	Take care.

Operator:	And our next question does come from the line of Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri:	Hi, Joe. Hi, Jonathan. Couple of questions. In terms of the ARPU going from 3.94 to 3.99 after you drop off another—sounds like 15,000-ish numbers, where do you think the ARPU ends up looking at on a normalized basis, I guess, at the end of the fourth quarter?

Joe Beatty:	Yes, so we don’t want to be specific, but there’s certainly that. As you point out, when that recurs, that same trend, it ought to drift upward again. And so that’s our expectation.

Russ Silvestri:	Like a nickel? Or, I mean, is it a nickel, is it a dime or.

Joe Beatty:	Jonathan, how would you scale it?

Jonathan Charak:	I would probably say a nickel is closer to the number than a dime.

Russ Silvestri:	Okay, gotcha.

Russ Silvestri:	I understand. Can you also tell me how many TankLink units you had last quarter—the quarter previous and just tell me what the sequential growth was in TankLink units?

Joe Beatty:	We had right around 17,000 last quarter and we’re at 17,700 this quarter.

Russ Silvestri:	You mentioned some new things that might possibly happen to drive that? If you look at the total available market, how big do you think the market is potentially for TankLink?

Joe Beatty:	Well, there’s millions—depending on how you count, there’s millions of tanks: fuels and lubricants, chemicals, and propane, there’s a very, very, very large number of tanks out there. So we’re scratching the surface.

We like to see some activity with our arrangement with New Mexico with Movistar where they’re targeting propane tanks, propane being a predominant fuel down there. They’ve launched a pretty big campaign they call TeleControl Gas. They’ve really put a lot of investment in the front end of marketing that. So we’re hopeful to see some traction there and some higher volumes.

In the US, a lot of our fuels and lubricants comes through our key value-added reseller. Again, millions of tanks there. So we kind of view it as a Greenfield market place which underlies our comments in the script about, that we think we just need to do our best to bring our costs down and to pass as much of that through into price as we can to really stir the market and hit kind of a critical price threshold.

So I think we need a little more experience to find out where that critical threshold is, but the trends look good.

Russ Silvestri:	So I mean you did 5% sequential growth. Is that—is there going to be any seasonality to it or is it going—is that going to balance out? Is the 5% sequential growth kind of an internal target that you might have?

Joe Beatty:	At least that. You know, the internal goal is to at least do as well as we did this quarter and look for acceleration, again, once we kind of hit a critical threshold on pricing.

Russ Silvestri:	Is the gross margin on the unit sales any different than the consumer sales?

Jonathan Charak:	For TankLink?

Russ Silvestri:	Mm-hmm.

Jonathan Charak:	Take a look. What was the—

Russ Silvestri:	The gross margin profile on TankLink units versus, you know, consumer units.

Jonathan Charak:	Yes, they’re roughly in the same—in terms of the variable margins.

Russ Silvestri:	Okay. And the ASP’s about the same too?

Joe Beatty:	No, the ASP’s quite a bit higher for the TankLink product.

Russ Silvestri:	Yes, it’s a more complex device.

Joe Beatty:	So its average selling price is 400-ish.

Russ Silvestri:	Oh, wow. Okay.

Joe Beatty:	Do I have that right, Jonathan?

Jonathan Charak:	That’s right.

Joe Beatty:	Three ninety-one was the ASP this past quarter for TankLink.

Russ Silvestri:	Right. The 149 for Telguard, gotcha.

Jonathan Charak:	It’s got more going on in the unit. It’s ruggedized, it’s battery-powered.

Joe Beatty:	The sensors are a big part of that cost, as well.

Jonathan Charak:	That’s true. There’s an appendage to it, the sensor that does the—measures the material we’re monitoring, so.

Russ Silvestri:	So you gave me that 149, that was just the consumer product.

Jonathan Charak:	The Telguard.

Russ Silvestri:	Yes, okay, right. You’ve got a lot of cash. What are you going to do with it? I mean, you’re looking at the Company’s got a $42 million marketing cap today, $25 million in cash, $17 million EV. You’re doing $8 million basically in EBITDA. What are your thoughts?

Joe Beatty:	We’ve talked about it in the past and we’re certainly open to small targeted acquisitions that make sense, although we’re picky about fit and price, so you haven’t seen us do any lately. But that, I’d say, is still a possibility. We’ve got an active stock buy-back program, so that’s certainly a very likely use for some. You’ve seen us do a tender in the past for shares to accelerate a stock buy-back. So we are open to all things that make sense for shareholder value accretion, but the toolkit’s roughly the same.

Russ Silvestri:	Okay. And lastly, I wasn’t quite clear. You said that the fact that these units hadn’t been activated that had distorted the churn, and the previous call made it sound like that that understated the churn. Is that correct or—

Joe Beatty:	Yes, correct. We believe it understated the churn because instead of getting a proper continuous flow of deactivations, these deactivations that should have come in three, two, or one year ago never made it here except they suddenly showed up in this period of time. So we put them back in the proper time period now that we know when they should have happened. And so we had an understated churn rate of about 4% annually, which we now think the right number’s more like 7% annually.

Russ Silvestri:	Okay. Well, when I under—churn I view as a negative number, and understated would be—okay. Got it. Okay. So 6% churn is the more realistic?

Jonathan Charak:	Seven-ish.

Russ Silvestri:	Okay. Got it.

Joe Beatty:	And the industry’s 12 to 15% security industry, so we’re still well under the norm.

Russ Silvestri:Okay.	That’s all I have. Thank you very much.

Jonathan Charak:	All right, Russ. Thanks.

Operator:	Ladies and gentlemen, if there are any additional questions at this time, please press the star. Followed by the one on your pushbutton phone. Again, as a reminder, if you are on speakerphone, you’ll need to lift the handset first before making your selection.

And our next question does come from the line of Aaron Edelheit with Sabre Value Management. Please go ahead.

Aaron Edelheit:	Hi. Was there any reason why you bought back so few shares in the prior quarter? And what would cause your cash continues to grow. What would cause you to either do a tender or accelerate the buy-back, especially in light of the weakness the stock has shown the last month or so?

Joe Beatty:	Yes, you’re correct that we weren’t particularly active in this recent quarter buying shares for various reasons. I will say that we tend to be opportunistic in how and when we do it. And the weakness you mentioned on the stock price is mostly back end of the quarter, and we do have a blackout—standard blackout period here at Telular the middle of the month before the quarter closes. We as a company know enough about the quarter where we shouldn’t be in the market competing against other investors, so we black out. So for the last 45 days, we’ve essentially not been in the market because of that blackout period.

In terms of going forward, yes, we’re opportunistic. We have a range in our minds of when we want to be active in repurchasing in terms of price. We don’t disclose that range for, I think, obvious reasons, but we’re opportunistic, I think is the way to look at it.

Aaron Edelheit:	Okay, thank you.

Joe Beatty:	Sure.

Operator:	And our next question does come from the line of Shams Iqbal [ph], who is a private investor. Please go ahead.

Shams Iqbal:	Yes. Are we going to see an increase in the price of the stock for this year and next, or what would you say is the target price range for next quarter?

Joe Beatty:	Shams, we stop short on prognosticating about our own share price or anyone else’s, for that matter. So that’s something for the stock analysts to determine and for you, I guess, the shareholders who are active in buying the stock to determine. So if enough people buy it, it’ll go up but as management, we don’t opine on where we think the stock price is going to go, other than it’s certainly our job to deliver results that would cause people to buy it up.

Shams Iqbal:	All right. Thank you.

Joe Beatty:	Thanks.

Operator:	Ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one on your pushbutton phone.

And Management, at this time there do not appear to be any further questions in the queue. Please continue with any closing comments that you may have.

Joe Beatty:	Great. Thanks, Craig. Just want to say thanks to everyone for the time today. We felt good about the quarter, feel good about momentum going into the fourth fiscal quarter, and we appreciate your interest and questions and participation today. Thanks.

Operator:	Thank you. Ladies and gentlemen, this does conclude the Telular Corporation 3rd Quarter 2010 Earnings Conference Call. If you would like to listen to a replay of this conference, you may do so by dialing either 303-590-3030 or 1-800-406-7325. You will need to enter the access code of 4329707. Those telephone numbers once again are 303-590-3030 or 1-800-406-7325 with the access code of 4329707.
Again, we do thank you for your participation on today’s call. You may now disconnect your lines at this time.
END